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Contract  No.:  ID  -  23a-2002

          Investment  and  Cooperation  Agreement


IDN  Telecom,  Inc.  ("IDN")
Address:  46500  Fremont  Blvd.,  #702  Fremont,  CA  94538,  USA
Tel:  1-510-979-2150
Fax:  1-510-979-2155

Cirmaker  Industry  Co.,  Ltd.  ("Cirmaker")
Address: No. 607 Jung Shing Rd., Tz Tsuen, Shin Wu, Taoyuan, Taiwan, R.O.C. Tel. 886-3- 487-1988 Ext 12
Fax.  886-3-487-1999

1.     Background

In consideration of the mutual benefit to the business expansion of the Agreement parties, the establishment of close cooperation stands as a significant milestone. Specially at the time to explore the digital cable TV service market in China that is expected to become a large scale and fast developing market in the coming five years.

As a result of the great success of IDN in developing digital cable TV head end system (digital cable TV storage, broadcast and transmission) and next generation Set Top Box, two of the major keys to digital cable TV service as well as its independent design of head end system software and core chip set of Set Top Box, local cable TV company has been able to cut its investment on formation of digital cable TV system and end users quite considerably. In addition, IDN fully copes with the upcoming digital cable TV standards with China authorities, the digital cable TV service in China has been accelerated.

On the other hand, Cirmaker possesses abundant resources in funding and Set Top Box manufacturing. The cooperation of the parties will not only reach success in China and international digital cable TV service market, but also will facilitate IPO progress for both parties. Hence, through friendly negotiation, both parties have acquired sufficient information about the other party and have decided to proceed with the investment and cooperation agreement as contemplated hereby,

2.     Terms  and  Conditions:

2.1 IDN shall provide Cirmaker technical and manufacture documents of Set Top Box (or


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     the  "Products")  free  of  charge  so that Cirmaker is able to manufacture quality products at its factory in China. IDN warrants that the Products will meet the users requirement on the functionality of Set Top Box.

2.2 IDN shall make sales of four million Set Top Box for Cirmaker in China and the total price is approximately US $200 million. Depend on actual situation of the locality, the Products price will be regulated in a separate product-ordering contract by both parties. IDN assures that Cirmaker will attain minimum 20% profit before tax from the orders, provided that Cirmaker reasonably controls its cost. IDN also agrees to increase Products order, provided that Cirmaker meets the lead time of the Products, as stipulated in Chart 1 of Section 2.2.

No.     Lead Time     Quantity     Note
---------------------------------------
1     June 30, 2003            3000 pcs
---------------------------------------
2     December 31, 2003      97,000 pcs
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3     June 30, 2004         200,000 pcs
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4     December 31, 2004     400,000 pcs
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5     June 30, 2005         600,000 pcs
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6     December 31, 2005     800,000 pcs
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7     June 30, 200          900,000 pcs
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8     December 31, 2006   1,000,000 pcs
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         Total:      4,000,000 pcs
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2.3  Cirmaker  shall set up factory in China for Products manufacturing, quality control, budget control, on time delivery and be responsible for product repair, return and maintenance.

2.4  Cirmaker  shall  also  provide  entire  cash  funding  for  Products
manufacturing  and     marketing.

3.     Investment

3.1 Cirmaker shall invest IDN or IDN funded company outside of China (IDN affiliate) a total of US $25 million for the development of digital cable TV service. The investment deadline is as follows:

     a. Payment of US$473,310.00 in 2002 to purchase 157,770 common stock from IDN's shareholder in exchange of 3% of IDN's share:

     b.   Invest  US$1,526,690.00  in  the  first  half  of  2003.


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     c.   Invest  US$3,000,000.00  in  the  second  half  of  2003;

     d.     Invest  US$20,000,000.00  in  2004

          Investment b, c and d will be made directly to IDN or IDN affiliate. Cirmaker shall receive either 25% of IDN shares or 45% of IDN affiliate's share.

3.2 To aid Cirmaker in the competition of bidding Set Top Box, IDN has particularly arranged Cirmaker to acquire 157,770 shares of IDN with a total price of US$473,310.00 (equals to 3% of IDN shares). Cirmaker shall complete this stock transaction within two weeks following the signature of this Agreement and IDN shall issue stock certificate to Cirmaker immediately upon completion of the stock transaction.

3.3 Either IDN or IDN affiliate that Cirmaker makes the investment to shall complete IPO outside of China market within three years and either IDN or IDN affiliate will not utilize sales and manufacture of Set Top Box as its IPO business resource. Cirmaker shall complete IPO within two years and include sales and manufacture of Set Top Box as part of IPO business resources.

3.4 In the event that Cirmaker invests to IDN, Cirmaker's share percentage of IDN before IPO shall be 25%. In the event that Cirmaker invests to IDN affiliate, Cirmaker's share percentage of IDN affiliate before IPO shall be 45%.

4.     Support  and  Warrants

4.1 Both parties shall exert its best effort to assist the other party and support its IPO funding planning.

4.2 Either IDN or IDN affiliate that receives Cirmaker's investment shall devote the funding strictly to the development of China and international digital cable TV head end system, transmission network services and Set Top Box users market, as well as IPO and regular operation purpose.

5.     Others

5.1 Unless force majeure has taken place, any disputes arising out of or in connection with the Agreement, including breach of contact or entanglement, shall be settled through friendly negotiation. Shall either party severally breach the Agreement and hinder the performance of the Agreement, the other party has the right to terminate the Agreement. The breaching party shall compensate any losses to the other party. Should no settlement be reached through negotiation, the Agreement shall be construed in accordance with the laws of California and the location for litigation shall be in California, U.S.A.

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5.2  The  Agreement  is  made out of two languages, Chinese and English, in four copies. Each party shall keep two copies. In the event of interpretation conflict, English version shall prevail.

5.3 Both parties shall keep this Agreement in strict confidence. Nothing in the Agreement shall be disclosed to any third party without the written consent of the other party.


IDN  Telecom,  Inc.                         Cirmaker  Industry  Co.,  Ltd.


/s/  George  Wu                           /s/  Liao  Shih  Yi
-------------------------------           ------------------------
Print  name:                              Print  name:
George  Wu                                Liao  Shih  Yi

December  ____,  2002                     December  ____,  2002




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